Exhibit 99.1

Date:      May 6, 2004
Contact:   Tracy H. Krumme, Director, Investor Relations, Fuel-Tech N.V.,
           (203) 425-9830
           Vincent J. Arnone, Chief Financial Officer; Fuel-Tech N.V.,
           (630) 845-4500


FOR IMMEDIATE RELEASE

                  FUEL-TECH N.V. REPORTS FIRST QUARTER RESULTS;
                  FUEL CHEM(R) REVENUES UP 116% OVER LAST YEAR

--COMPANY ALSO ANNOUNCES ANOTHER FUEL CHEM(R) DEMONSTRATION AT A MAJOR UTILITY--

         STAMFORD, Conn.- May 6, 2004 -- Fuel-Tech N.V., (Nasdaq: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems for utility and industrial customers, today reported results for the first quarter ended March 31, 2004.
         For the quarter, net sales were $6.2 million, compared to $8.0 million in the first quarter of last year. The net loss for the quarter was $506,000 or ($0.03) per diluted share, compared to a net loss of $517,000 or ($0.03) per diluted share in the same quarter a year ago.
         The Company also announced that it received approval for a FUEL CHEM(R) Targeted In-Furnace Injection (TIFI) demonstration, scheduled to commence this summer, on a 325-megawatt Powder River Basin coal-fired boiler at a major utility.
         "Our results for the quarter were in line with expectations," commented Steven C. Argabright, President and Chief Operating Officer. "The decrease in revenues was the result of an expected slowdown in our air pollution control business, which was partially offset by increased FUEL CHEM revenues. Our FUEL CHEM business had a record quarter with revenues up 116% over last year. This was attributable to our increased penetration of the western coal-fired utility market, as well as an increase in our more traditional oil-fired business, and to a lesser degree, the addition of Martin Marietta's retail fuel treatment chemical business, which was acquired on September 30th, 2003. It's important to note that these strong results were achieved despite the fact that the Western Farmers' unit was shut down for a maintenance outage during the majority of the month of March."
         Mr. Argabright continued, "We are pleased to announce another TIFI demonstration on a coal-fired boiler at a key utility that we have identified as being important in achieving critical mass. Based on the recent progress we have made, we are optimistic that we will receive additional orders from both new and existing customers in the near future. We continue to be excited about the growth opportunities in this business, and are on target to achieve our expected 2004 revenue growth of approximately 75%."

         Mr. Argabright continued, "As expected, our air pollution control revenues were down this quarter due to reasons we have discussed in the past which include: uncertainty regarding New Source Review rulings, financial issues and constraints at utility companies, and lower 2004 NOx allowance prices which provide utilities with a short term alternative for meeting SIP Call requirements. We expect this business to show significant improvement in the second half of this year and be strong in 2005 and 2006."
         Mr. Argabright concluded, "Going forward, our sales focus in the air pollution control business remains the creation of alliances with major utilities and we believe that we are very close to executing an agreement with a major utility in the near future, followed shortly thereafter by the release of some engineering and equipment orders."

Conference Call
         As a reminder, Fuel-Tech N.V will be hosting a telephone conference call at 10:00 AM EST on Thursday, May 6th, 2004, to discuss first quarter results. This conference will simultaneously be broadcast over the Internet at www.fueltechnv.com and can be accessed under the subheading of "Investors" on the homepage.

About Fuel-Tech N.V.
         Fuel-Tech N.V. is a leading technology company providing proprietary advanced engineering solutions for the optimization of combustion systems for utility and industrial customers. The Company's NOx reduction processes, which include the NOxOUT(R), NOxOUT CASCADE(R), NOxOUT ULTRA(R), Rich Reagent Injection (RRI) and NOxOUT SCR(R) technologies, have established Fuel-Tech N.V. as a leader in post-combustion NOx control systems, which are installed on over 300 units worldwide.
         New technologies that have grown out of the core NOx reduction business form the basis of the FUEL CHEM(R) and ACUITIV(TM) businesses. FUEL CHEM technology centers around the unique application of chemicals to improve the performance of combustion application of chemicals to improve the performance of combustion units while the Company's ACUITIV business includes high-end visualization software that was developed as part of Fuel Tech's sophisticated Computational Fluid Dynamics (CFD) modeling techniques utilized to predict the behavior of industrial processes. The Company's FUEL CHEM products are being applied to over 80 combustion units burning a variety of fuels. For more information, visit Fuel-Tech N.V.'s web site at www.fueltechnv.com.

This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.


























                                    --more--
                               (Tables to Follow)

                                 FUEL-TECH N.V.
                           CONSOLIDATED BALANCE SHEETS
                (in thousands of U.S. dollars, except share data)


                                                               March 31,          December 31,
                                                                  2004                2003
                                                            ---------------      ---------------
                                                              (Unaudited)

Assets
Current assets:
Cash and cash equivalents                                   $         6,115      $         7,812
Accounts receivable, net                                              5,380                6,095
Prepaid expenses and other current assets                             1,306                1,107
                                                              -------------      ---------------

Total current assets                                                 12,801               15,014

Equipment, net of accumulated depreciation of
  $6,282 and $6,165, respectively                                     2,666                2,127
Goodwill, net of accumulated amortization of
  $924                                                                2,119                2,119
Other intangible assets, net of accumulated amortization
  $48 and $24, respectively                                           1,250                1,274
Other                                                                   808                1,064
                                                            ---------------      ---------------
Total assets                                                $        19,644      $        21,598
                                                            ===============      ===============


Liabilities and stockholders' equity
Current liabilities:
Accounts payable                                            $         1,750      $         2,244
Accrued expenses                                                        812                1,744
                                                            ---------------      ---------------

Total current liabilities                                             2,562                3,988



Other liabilities                                                       295                  299
                                                            ---------------      ---------------

Total liabilities                                                     2,857                4,287

Stockholders' equity:
Common stock, par value $0.01 per share,
  authorized 40,000,000 shares, 19,623,553
  and 19,621,503 shares issued, respectively                            196                  196
Additional paid-in capital                                           89,702               89,698
Accumulated deficit                                                 (72,536)             (72,030)
Accumulated other comprehensive income                                   26                   48
Treasury stock                                                       (1,133)              (1,133)
Nil coupon perpetual loan notes                                         532                  532
                                                            ---------------      ---------------

Total stockholders' equity                                           16,787               17,311

Total liabilities and stockholders' equity                  $        19,644      $        21,598
                                                            ===============      ===============

See notes to condensed consolidated financial statements.

                                 FUEL-TECH N.V.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands of U.S. dollars, except share data)


                                                        Three Months Ended
                                                              March 31
                                                        2004         2003
                                                     ---------    ---------

Net sales                                           $    6,152    $    8,036

Costs and expenses:
Cost of sales                                            3,216         5,409
Selling, general and administrative                      3,152         2,854
Research and development                                   303           311
                                                    ----------    ----------

Operating loss                                            (519)         (538)

Interest expense                                             -           (16)
Other income, net                                           13            37
                                                    ----------    ----------

Loss before taxes                                         (506)         (517)

Income tax benefit                                           -             -
                                                    ----------    ----------

Net loss                                            $     (506)   $     (517)
                                                    ==========    ==========

Net loss per common share:

     Basic                                          $     (.03)   $     (.03)
                                                    ==========    ==========
     Diluted                                        $     (.03)   $     (.03)
                                                    ==========    ==========

Average number of common shares outstanding:

     Basic                                          19,504,000    19,552,000
                                                    ==========    ==========
     Diluted                                        19,504,000    19,552,000
                                                    ==========    ==========


See notes to condensed consolidated financial statements.